Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release
FOR IMMEDIATE RELEASE March 31, 2006	For More Information Contact: Paul Runice, Treasurer (952) 937-4003

MTS Purchases 4.96 Percent of its Shares in Private Transaction

Eden Prairie, MN, March 31, 2006 – MTS Systems Corporation (NASDAQ: MTSC) today announced it has purchased 950,000 shares from an unaffiliated shareholder in a private transaction. The purchase price of $37.30 per share represents a 6.4% discount to the 10 day volume-weighted average NASDAQ trading price, and the purchase was executed under a three million share purchase authorization by the Company’s Board of Directors in August of 2005. There are approximately 1.6 million shares remaining under this authorization. The purchased shares represent a 4.96% interest in the Company.

“This transaction builds upon our record of prudently deploying cash and efficiently returning value to shareowners,” stated Sidney W. Emery, Jr., chairman and chief executive officer. “It demonstrates our confidence in the future of MTS, and will not limit our ability to pursue our growth strategies.”

The transaction will not impact per-share financial results of the Company’s second quarter ending April 1, 2006.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,549 employees and revenue of $374 million for the fiscal year ended October 1, 2005. Additional information on MTS can be found on the worldwide web at http://www.mts.com

Cautionary Statement Regarding Forward Looking Statements

Statements in this release which are not historical fact are to be considered “Forward Looking Statements” as defined in the Private Securities Litigation Reform Act of 1995. They reflect management’s current expectations and beliefs. We caution users of this information that future results could differ materially from those in such forward looking statements depending on many factors, some beyond our control, including, but not limited to, those presented in the Company’s most recent SEC Form 10-K and 10-Q filings. The Company disclaims any obligation to add to or revise these factors to reflect new information after the date of the forward looking statements.

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